UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: May 1, 2019

(Date of earliest event reported)

Ceridian HCM Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-38467	46-3231686
(Commission File Number)	(IRS Employer Identification No.)
3311 East Old Shakopee Road
Minneapolis, Minnesota	55425
(Address of principal executive offices)	(Zip Code)

(952) 853-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02   Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on May 1, 2019, the Board of Directors (the “Board”) of Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) appointed Christopher Armstrong to the position of Executive Vice President, Chief Operating Officer.  Mr. Armstrong, age 50, has held the position of Executive Vice President, Operations since March 2018. Prior to that, Mr. Armstrong held the following positions at Ceridian:  Executive Vice President, Customer Support (April 2016 to March 2018); Senior Vice President, US Service (October 2014 to April 2016); and Senior Vice President, US Account Management (January 2013 to October 2014). Prior to January 2013, Mr. Armstrong held a number of commercial and operational leadership roles during his tenure with Ceridian which began in January 2004.

In connection with his appointment as Chief Operating Officer, Mr. Armstrong entered into an employment agreement with Ceridian HCM, Inc., effective May 1, 2019, setting forth the terms of Mr. Armstrong’s employment and compensation arrangement. Pursuant to his employment agreement, Mr. Armstrong will be paid an annual base salary of $655,000.  Further, Mr. Armstrong will be able to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon sixty percent of his annual base salary.  Mr. Armstrong will further be eligible to participate in such other benefit programs as made available to senior executive employees of Ceridian.

Mr. Armstrong’s employment agreement also provides that if his employment is terminated without cause, he will receive a lump sum cash payment equal to eighteen months of base salary.  Further, Mr. Armstrong will also receive a pro-rated portion of the variable incentive plan payment that he would have been entitled to receive for the fiscal year in which his termination occurs had he remained an employee, executive outplacement service in an amount not to exceed $10,000, and continuation of healthcare coverage for up to 6 months following his termination of employment.  Further, Mr. Armstrong’s employment agreement provides that if his employment is terminated due to death or Disability (as such term is defined in his employment agreement), that he would receive a pro-rated portion of the variable incentive plan payment that he would have been entitled to receive for the fiscal year in which his death or Disability occurs had he remained continuously employed for the full fiscal year. Additionally, his employment agreement includes non-compete, non-recruitment and non-disparagement provisions. The foregoing summary of Mr. Armstrong’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such employment agreement, which will be filed as an exhibit to Ceridian’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2019.

Mr. Armstrong has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Press Release issued by Ceridian in connection with this report under Item 5.02(c) is attached as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated as of May 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING Inc.

By:/s/ William E. McDonald

Name: William E. McDonald

Title:   Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: May 1, 2019